EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

LILLY INDUSTRIES, INC. AND SUBSIDIARIES
(In thousands, except per share data)

                                                            Year Ended November 30
                                                            1995                  1994               1993
Primary:
  Average shares outstanding - -
    Note A                                                   22,677                22,660             22,383
  Net Income                                                $20,264               $23,302            $16,155
  Net Income per common share - -
    Note A                                                    $0.89                 $1.03              $0.72
                                                            =======               =======            =======
  Average shares outstanding - -
    Note A                                                   22,677                22,660             22,383
  Dilutive stock options based
     on treasury stock method
     using average market
     price - - Note A                                           409                   571                579
                                                            -------               -------            -------
                                                             23,086                23,231             22,962
                                                            =======               =======            =======
  Net Income                                                $20,264               $23,302            $16,155
  Net Income per common
     and common equivalent
     share - - Note A                                         $0.88                 $1.00              $0.70
                                                            =======               =======            =======
Fully diluted:
  Average shares outstanding - -
    Note A                                                   22,677                22,660             22,383
  Dilutive stock options based
     on treasury stock method
     using  the higher of year end,
     quarter end or average market
     price - - Note A                                           423                   590                740
                                                            -------               -------            -------
                                                             23,100                23,250             23,123
                                                            =======               =======            =======
  Net Income                                                $20,264               $23,302            $16,155
  Net Income per common
     and common equivalent
     share - - Note A                                         $0.88                 $1.00              $0.70
                                                            =======               =======            =======
Note A - - Amounts  have been  adjusted  to  recognize  the  effect of all stock splits and stock dividends through November 30, 1995.